EXHIBIT 99.1

OHA Investment Corporation Postpones Announcement of Third Quarter 2016 Results

NEW YORK, Nov. 09, 2016 (GLOBE NEWSWIRE) -- OHA Investment Corporation (NASDAQ:OHAI) (the “Company”) today announced that it has postponed its earnings release and teleconference for the quarter ended September 30, 2016 originally scheduled for 10:00 a.m. Eastern Time on Thursday, November 10, 2016, solely as a result of an ongoing evaluation of an auditor independence matter by Ernst & Young LLP (“EY”), the Company's independent registered public accounting firm.

On November 7, 2016, EY informed the Company that it would not be able to complete its review of the interim financial statements required by Regulation S-X to be included in the Form 10-Q for the quarter ended September 30, 2016 (the “Third Quarter 10-Q”) by November 9, 2016 (the filing deadline for the Third Quarter 10-Q) because it had discovered that an EY Global Limited (“EYG”) member firm’s pension plan had invested in a fund managed by a third party, which had in turn invested in an underlying fund managed by the Company's investment advisor. EY has informed the Company that as a result of that investment, EY is not yet able to conclude whether they are independent with respect to the Company, and if not independent, whether EY's objectivity or impartial judgment was thereby impaired with respect to its role as the Company's independent auditor.

As soon as this matter is resolved, the Company intends to file the Third Quarter Form 10-Q and to reschedule its earnings release and conference call.

About OHA Investment Corporation
OHA Investment Corporation (NASDAQ:OHAI) is a specialty finance company designed to provide its investors with current income and capital appreciation. OHAI focuses primarily on providing creative direct lending solutions to middle market private companies across industry sectors. OHAI is externally managed by Oak Hill Advisors, L.P., a leading independent investment firm (www.oakhilladvisors.com).  Oak Hill Advisors has deep experience in direct lending, having invested approximately $3.7 billion in over 120 direct lending investments over the past 13 years.

Forward-Looking Statements
This press release may contain forward-looking statements. We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing or likelihood of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, regulatory factors, changes in regional or national economic conditions and their impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC"). You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update our forward-looking statements made herein, unless required by law.

CONTACTS:
Steven T. Wayne – President and Chief Executive Officer
Cory E. Gilbert – Chief Financial Officer
Lisa R. Price - Chief Compliance Officer
OHAICInvestorRelations@oakhilladvisors.com

For media inquiries, contact Kekst and Company, (212) 521-4800
Jeremy Fielding – Jeremy-Fielding@kekst.com
Ethan Lyle – ethan.lyle@kekst.com